UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial statements give effect to the purchase by Central Newspapers, Inc. (the "Company") of all of the issued and outstanding capital of McCormick & Company, Inc. ("McCormick") in the amount of approximately $62 million. The Company utilized a portion of its existing investments in marketable securities to acquire the outstanding capital stock. This transaction will be accounted for using the purchase method of accounting.

      The Unaudited Pro Forma Condensed Combined Balance Sheet presents the financial position of the Company and McCormick as of December 31, 1995, assuming that the acquisition occurred as of that date. Such pro forma information is based upon the audited historical balance sheets of the Company and McCormick as of December 31, 1995.

      As required by Rule 11-02 of Regulation S-X, the Unaudited Pro Forma Combined Statement of Income has been prepared assuming that the acquisition occurred as of the beginning of the period presented. The Unaudited Pro Forma Condensed Combined Statement of Income reflects the audited historical results of operations for the Company and McCormick for their respective 1995 fiscal years.

      The unaudited pro forma condensed combined financial statements give effect to certain pro forma adjustments which are described in the notes to these statements. Certain nonrecurring amounts, which principally include legal and professional fees and other acquisition costs are not included in the unaudited pro forma combined financial statements. The Company does not believe that the aggregate after tax cost of such nonrecurring items will be in excess of 5% of the purchase price.
      These items are not of an operating nature but are directly attributable to the acquisition and, as a result, will be considered an adjustment to the purchase price in accordance with APB #16 "Business Combinations". The Company does not believe that there will be any significant additional nonrecurring operating costs of the combined entity which are not reflected in the unaudited pro forma condensed combined financial statements.

      The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies anticipated by the Company as a result of the purchase.

      The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or financial position which would have been achieved had the transaction been completed as of the beginning of fiscal 1995, nor is it necessarily indicative of the Company's future results of operations or financial position.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company and the related notes thereto.

                                 CENTRAL NEWSPAPERS, INC.
                    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                      December 31, 1995


(In thousands)
                                         Central       McCormick   Pro forma          Pro forma
                                        Newspapers,    & Company  Adjustments         Combined
                                           Inc.           Inc.*
                                      --------------------------------------------------------
ASSETS
  Current Assets:
  Cash and cash equivalents                 $26,142      $2,711     ($1,633)(1)        $27,220
  Marketable securities                     103,390                 (62,000)(5)         41,390
  Accounts receivable, net                   62,355       1,387                         63,742
  Inventories, deferred income taxes and
    other current assets                     21,131         835                         21,966
                                      --------------------------------------      -------------
Total current assets                        213,018       4,933     (63,633)           154,318
                                      --------------------------------------      -------------

Property, Plant and Equipment, net          280,805       6,401      12,732 (2)        299,938
                                      --------------------------------------      -------------
Other Assets
  Goodwill and other intangibles             29,009                 (12,732)(2)(5)      75,032
                                                                     (8,363)(3)(5)
                                                                      5,118 (4)(5)
                                                                     62,000 (5)
  Other                                      24,372       6,407                         30,779
                                      --------------------------------------      -------------
                                             53,381       6,407      46,023            105,811
                                      --------------------------------------      -------------
TOTAL ASSETS                               $547,204     $17,741     ($4,878)          $560,067
                                      ======================================      =============


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
  Accounts payable                          $19,122        $441                        $19,563
  Accrued compensation                       17,172          83                         17,255
  Dividends payable                           5,027          73                          5,100
  Accrued expenses and other liabilities     14,567         661                         15,228
  Federal and state income taxes              1,941          11                          1,952
  Deferred revenue                           17,371         512                         17,883
                                      --------------------------------------      -------------
Total current liabilities                    75,200       1,781                         76,981
                                      --------------------------------------      -------------

Deferred income taxes                        23,009       1,352      $5,118 (4)         29,479
                                      --------------------------------------      -------------

Long-term debt and capital lease obligations,
  less current portion                        2,678       4,612                          7,290
                                      --------------------------------------      -------------

Postretirement benefit obligation            79,327                                     79,327
                                      --------------------------------------      -------------

Minority interest in subsidiary               8,249                                      8,249
                                      --------------------------------------      -------------


Total Shareholders' Equity                  358,741       9,996      (1,633)(1)        358,741
                                                                     (8,363)(3)
                                      --------------------------------------      -------------
                                            358,741       9,996      (9,996)           358,741
                                      --------------------------------------      -------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                   $547,204     $17,741     ($4,878)          $560,067
                                      ======================================      =============

* For comparability, McCormick amounts have been reclassified to conform with Central Newspaper's presentation.

See accompanying notes to unaudited pro forma combined financial statements.

                                  CENTRAL NEWSPAPERS, INC.
                   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                             For the Year Ended December 31, 1995

(In thousands, except per share data)                McCormick
                                         Central     & Company   Pro forma          Pro forma
                                      Newspapers,Inc    Inc.*   Adjustments         Combined
                                      --------------------------------------      -------------
OPERATING REVENUES:
  Advertising                              $446,693      $9,178                       $455,871
  Circulation                               129,537       3,478                        133,015
  Other                                       3,671       4,644                          8,315
                                      --------------------------------------      -------------
                                            579,901      17,300                        597,201
                                      --------------------------------------      -------------

OPERATING EXPENSES:
  Operating, distribution and general       462,195      14,024                        476,219
  Depreciation                               28,487       1,097     ($1,097)(1)         30,093
                                                                      1,606 (2)
  Work force reduction cost                   3,328                                      3,328
                                      --------------------------------------      -------------
                                            494,010      15,121         509            509,640
                                      --------------------------------------      -------------
OPERATING INCOME                             85,891       2,179        (509)            87,561

OTHER INCOME                                  9,502         587      (4,811)(4)          5,278

OTHER EXPENSE                                (1,348)       (760)     (1,151)(3)         (3,259)
                                      --------------------------------------      -------------
INCOME BEFORE INCOME TAXES                   94,045       2,006      (6,471)            89,580

PROVISION FOR INCOME TAXES                   38,048         645      (1,948)(5)         36,745
                                      --------------------------------------      -------------
INCOME BEFORE MINORITY INTEREST AND
  EQUITY IN AFFILIATE                        55,997       1,361      (4,523)            52,835

MINORITY INTEREST IN SUBSIDIARY              (1,409)                                    (1,409)

EQUITY IN AFFILIATE, NET OF TAX BENEFITS       (590)                                      (590)
                                      --------------------------------------      -------------

NET INCOME                                  $53,998      $1,361     ($4,523)           $50,836
                                      ======================================      =============

NET INCOME PER COMMON SHARE                   $2.03                                      $1.91

AVERAGE COMMON SHARES OUTSTANDING            26,651                                     26,651

* For comparability, McCormick amounts have been reclassified to conform with Central Newspaper's presentation.

See accompanying notes to unaudited pro forma combined financial statements.

     NOTES TO HISTORICAL UNAUDITED PRO FORMA COMBINED
      FINANCIAL STATEMENTS

      Note 1 - Basis of Presentation

      The Unaudited Pro Forma Condensed Combined Balance Sheet has been prepared to reflect the acquisition of all of the outstanding capital stock of McCormick & Company, Inc. ("McCormick") for an aggregate price of approximately $62 million.

      The Unaudited Pro Forma Condensed Combined Balance Sheet presents the financial position of the Company and McCormick as of December 31, 1995 assuming that the transaction occurred as of December 31, 1995. Such pro forma information is based on the historical balance sheets of the Company and of McCormick as of December 31, 1995.

      As required by Rule 11-02 of Regulation S-X, the Unaudited Pro Forma Condensed Combined Statement of Income assumes that the transaction occurred as of the beginning of fiscal 1995. The Unaudited Pro Forma Condensed Combined Statement of Income reflects McCormick's historical results of operations for the 12 month period ended December 31, 1995.

      The Company believes that the assumptions used in preparing the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting all of the significant effects of the acquisition (other than any synergies anticipated by the Company, nonrecurring charges directly attributable to the purchase and nonrecurring charges that will result from combining operations), and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma condensed combined financial statements.

      Note 2 - Pro forma Adjustments

      A. Pro forma adjustments to the unaudited condensed combined balance sheet are made to reflect the following:

          (1)  Adjustment to record the effects of a debt recapture event upon the sale of McCormick.

          (2)  Adjustment to record the step-up in the basis of fixed assets of McCormick to estimated fair value at the acquisition date. The fair value of fixed assets was estimated using certain information provided by McCormick, and in general consideration of the age, condition and replacement value of the assets. Estimated useful lives for depreciation purposes have been assigned which give appropriate effect to the age, condition and productivity of the assets.

          (3)  The elimination of the shareholders' equity accounts of
                     McCormick.

          (4)  Deferred income tax on step-up basis of fixed assets, using the McCormick's combined federal and state tax rate of 40.2%.

          (5)  Adjustment to record the excess of acquisition cost over the fair value of assets acquired (goodwill). For purposes of the Unaudited Pro Forma Condensed Combined Statement of Income, goodwill is being amortized over forty years.

      B.  Pro forma adjustments to the December 31, 1995 unaudited
                Condensed Combined Statement of Income are made to reflect the following:

          (1)  Elimination of McCormick's historical depreciation expense.

          (2)  Depreciation expense based on estimated fair market value and useful lives of McCormick assets.

          (3)  Amortization expense on the estimated excess of acquisition cost over fair value of assets, assuming a life of forty years.

          (4)  Reduction in interest income in relation to consideration paid
                     ($62 million). The rate used to calculate interest income, 7.76%, is based on the actual earnings from marketable securities held by the Company in 1995.

          (5)  Record income tax effect of pro forma adjustments.  The effective tax rate on pro forma combined income before taxes of 41.0% differs from the Company's statutory tax rate of 35% due primarily to non-deductible goodwill and state income taxes.